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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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AVERY DENNISON CORPORATION
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 SUPPLEMENTAL INFORMATION REGARDING PROPOSAL 2
(ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION)

To Our Stockholders:

        We are writing to ask you to vote in accordance with the recommendation of our Board of Directors on Proposal 2, the advisory vote to approve executive compensation (our "say-on-pay proposal"), at our upcoming 2014 Annual Meeting of Stockholders (Annual Meeting). We want to provide additional information about our business, recent transformative changes, and performance track record, all of which impact our compensation program design and the Compensation Committee's decisions for 2013. We also want to further clarify certain components of our executive compensation program, highlight a recent change the Compensation Committee has approved and illustrate the strong pay and performance alignment of our compensation program. We believe we have a strong executive compensation program that warrants stockholder support at the Annual Meeting.

We Have Undergone a Major Business Transformation and the Successful Execution of Our Strategy Has Driven Strong TSR Outperformance in Recent Years

        Our Board and management team have overseen a fundamental transformation of our Company over the past several years and have successfully executed an aggressive strategy to address the underperformance we experienced in previous years.

        As part of this transformation, management and the Board:

    • Pursued the sale of our Office and Consumer Products (OCP) business, which represented 13% of our revenues in 2010 and significantly contributed to our underperformance through 2011 due to its secular decline.

    • Initiated a major restructuring program that delivered more than $100 million in annualized savings by mid-2013.

    • Accelerated the rate of organic sales growth in our two core businesses through targeted market-share gain, driven by innovation, superior quality and excellent service.

        The restructuring program we undertook included:

    • Integrating our Graphics and Reflective Solutions businesses into our Label and Packaging Materials business;

    • Moving our radio-frequency identification inlay manufacturing division into our Retail Branding and Information Solutions (RBIS) business;

    • Accelerating the rationalization and reduction of the RBIS manufacturing footprint;

    • Transferring accountability for previously centralized support functions into our businesses; and

    • Streamlining our corporate organization.

        The stock performance graph below highlights some of the key dates and milestones in our transformation and their impact on our stock price.

KEY COMPANY EVENTS AND TRANSFORMATION MILESTONES (2011 - 2013)

        Despite the significant complexity of this transformation, our management team completed the sale of the OCP business and substantially improved the cost structure of our remaining operations within two years. At the same time, we accelerated the pace of top-line growth, which – combined with operating margin expansion – drove strong double-digit growth in adjusted earnings per share. All non-GAAP financial measures referenced in this document are reconciled to GAAP in the attached tables.

KEY FINANCIAL PERFORMANCE METRICS (FROM CONTINUING OPERATIONS)

* Adjusted EPS for 2010 was not restated to reflect the classification of the Designed and Engineered Solutions (DES) business as discontinued operations. As a result, the adjusted EPS growth rate for 2011 includes DES.

        Our balance sheet also remains healthy and we continue to deliver on our commitment to return cash to our stockholders through annual dividends and share repurchases. In 2013, we returned approximately $396 million to our stockholders using free cash flow and a portion of the proceeds from the sale of our OCP and Designed and Engineered Solutions (DES) businesses. In 2013, we raised the quarterly dividend by 7.4% per share, paying out an aggregate amount of approximately $112 million for the year. Our Board plans to consider a dividend increase later this month and we expect to declare the amount of the dividend on the day of the Annual Meeting.

                                        CAPITAL ALLOCATION STRATEGY

        Reflecting the strong improvement in our financial performance and execution of our capital allocation strategy over this period, our stock price has responded positively and we have created considerable value for our stockholders. In both 2012 and 2013, our total shareholder return (TSR) outperformed the S&P 500® index and the S&P 500 Industrials and Materials subsets.

                                                 TOTAL SHAREHOLDER RETURN

CEO Pay Closely Aligned with TSR Performance Over Last Five Years

        Over the past five years, there has been strong absolute alignment between our CEO's pay and TSR. The graph below demonstrates this alignment. Notably, in 2013 our CEO's pay, as reported in the summary compensation table of our 2014 proxy statement, decreased by 28% while stockholder value increased by 47%.

HISTORY OF STRONG CEO PAY AND TSR ALIGNMENT

        The year-over-year increase in CEO pay in 2012 was partially attributable to a positive pension adjustment, while the 2013 decrease was partially attributable to a negative pension adjustment. Excluding pension adjustments – which are driven primarily by externalities such as interest rates since the accrual of additional benefits under these plans has been frozen – CEO pay increased slightly in 2013, during a year in which TSR increased considerably on an absolute and peer-relative basis. We believe this demonstrates the strong pay and performance linkage in our executive compensation program.

        We target total direct compensation for our NEOs around the market median and maintain strong pay and performance linkage through our compensation structure under which a substantial amount of executives' target compensation is at risk and based on Company performance. In 2013, the percentage of target direct compensation that was performance-based for the CEO and the average for our other NEOs was 85% and 73%, respectively.

2013 TARGET TOTAL DIRECT COMPENSATION MIX FOR CEO

Compensation Committee Has Track Record of Making Positive Compensation Changes and Being Very Responsive to Stockholders

        The Compensation Committee regularly evaluates our executive compensation program. In connection with the significant changes in our business in recent years, the Committee evaluated and considered the appropriateness of the program's structure, performance metrics and targets. We also engaged with a significant number of stockholders during this period to seek direct feedback on our compensation program. The changes the Committee made to the compensation program in 2013 reflect both stockholder feedback and changes that better align management incentives with the evolved strategy of the company.

        For the 2013 compensation program, the Compensation Committee made the following changes:

•	Introduced market-leveraged stock units (MSUs) into our long-term incentive plan. MSUs replaced stock options and time-based restricted stock units. This change increased the performance-based linkage of our long-term incentive plan and reduced our burn rate and dilution.
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Reintroduced economic value added (EVA) as a second performance metric for the long-term incentive performance units (PUs). This change served to further incent leadership to deliver value-creating growth.
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Focused incentives for business unit NEOs primarily on business unit performance. To drive greater accountability for business group performance, the performance of these executives would be primarily measured against the results of their business units and secondarily against the results of the company as a whole.
•
Transitioned to cash-based long-term incentive units for lower-level management. This transition was made to better manage our share usage and the dilutive impact of equity awards on stockholders. To reinforce the alignment of senior management interests with stockholders, all executive officers, including NEOs, continue to receive payments under the long-term incentive program in the form of equity. The value of units for individuals receiving cash awards is still tied directly to our stock price.

        The Compensation Committee made the following additional change to the executive compensation program since filing the 2014 proxy statement that further strengthens the program:

•	Decreased Annual Incentive Opportunity Cap. Consistent with the historical practice for our CEO, the Committee has determined to cap the overall annual incentive plan (AIP) payout opportunity at 200% of target as a matter of policy for all NEOs, beginning with 2014.

        The Compensation Committee values stockholder feedback and intends to continue regular dialogue with stockholders on compensation program matters.

Our Target-Setting Practices are Strong and Have a Demonstrated Track Record of Rigor

Annual Incentive Plan – Core Financial Metrics and Targets

        The key financial metrics for our 2013 AIP were adjusted EPS, organic sales growth and free cash flow. Adjusted EPS was the most heavily weighted metric at 60%, and both organic sales growth and free cash flow were weighted at 20% each. Our 2013 financial targets were set to be consistent with the aggressive long-term (four-year) targets we communicated to stockholders in May 2012. For 2012 and 2013 we were able to meet and, in some cases, exceed these aggressive goals, which resulted in significantly above-median TSR over the past two years relative to the S&P 500 index.

  •
  Adjusted EPS Most Heavily Weighted Metric for 2013 AIP

        The heavy weighting of adjusted EPS reflects the importance we place on driving profitable growth. On this objective, we outperformed not only against our aggressive internal target (36.7% growth, vs. a target of 30.1%), but also as compared to companies in the S&P Industrials and Materials subsets (median of 8.3% and 75th percentile of 16.4%).

  •
  Organic Sales Growth De-Emphasized for 2013 AIP

        We recognize the importance of modest top-line growth to the achievement of sustainable value creation, which is why we include organic sales growth as one of our three AIP metrics. However, this metric was de-emphasized for our 2013 AIP (weighted at only 20%) to ensure that management maintained their focus on profitable growth, rather than growth at any price.

        Our long-term (2012-2015) target for organic sales growth of 3% to 5% reflects the nature of our businesses (serving relatively mature industrial markets) and our belief that, within this range, we can sustainably deliver above-average growth in economic value, leading to superior TSR. It is important to recognize the uncertainty of economic conditions – particularly in Europe – when we set our sales target for 2013, concerns which we discussed with investors at the beginning of that year. In light of this uncertainty, our forward-looking guidance in January 2013 was for organic sales growth in the range of 1% to 4%; notwithstanding this uncertainty, our AIP targets were set above the midpoint of this range, a fact which we also communicated externally.

  •
  Adjusted for Higher Investment Requirements, 2013 Target FCF Higher than 2012 Actual FCF

        Free cash flow (FCF) was de-emphasized in our AIP (weighted at only 20%) to ensure that our leaders continue to invest for future value creation, while maintaining a focus on consistently delivering sufficient FCF to fund our cash dividend and repurchase shares. To achieve this goal, we set a long-term objective to deliver an average of $300+ million of FCF over the four-year period ending 2015, with the expectation of volatility from year-to-year depending on investment requirements. Excluding planned increases in capital investments anticipated at the time the 2013 target was set, the FCF target for the year was higher than actual FCF for 2012.

Annual Incentive Plan – Individual Modifier Based on Achievement of Rigorous Predetermined Strategic Goals

        The AIP award payout also considers the achievement of specific strategic goals established for each NEO at the beginning of the year. The Compensation Committee believes the individual performance modifier is an important component of the AIP to recognize the achievement of rigorous and measurable strategic goals that ultimately drive stockholder value creation. The following chart shows the strategic goals established for our CEO in February 2013, the relative weightings assigned to each goal, and the performance he achieved against each goal, as determined by the Compensation Committee in February 2014.

Strategic Goal	Weighting	CEO Performance
Deliver RBIS sales and cost savings plan	30%	RBIS net sales exceeded plan by 1.3% and achieved targeted $60M in cost savings
Achieve $100M in annualized savings from restructuring program	20%	Achieved in excess of $100 million annualized savings target by mid-2013
Execute the innovation strategy of our Pressure-sensitive Materials (PSM) businesses to deliver PSM organic sales growth of at least 3.5%	15%	Incremental sales of $80 million from innovation pipeline exceeded plan, contributing to PSM organic sales growth of 4.7% in 2014
Execute milestones for implementation of new financial system and outsourcing of administrative financial services	15%	Completed pilot and phase 1 of financial system implementation on budget without business interruption
Achieve 15 strategic milestones for Vancive medical business	5%	Achieved all 15 commercial development milestones related to wearable sensors, anti-microbial dressings, medical films and new growth platforms
Execute sale of OCP and DES businesses	15%	Sale completed July 1, 2013 with net proceeds of ~$390 million

        As a result of the strong performance against his pre-determined strategic goals, the Compensation Committee applied an individual modifier of 120% (relative to a target of 100%) for our CEO. The Committee believes that this level was appropriate given the strong performance of our CEO in executing against aggressive strategic initiatives that have created value for our stockholders.

Long-term Incentive Performance Units

        Beginning in 2013, PUs granted to our corporate NEOs have two performance measures, equally weighted at 50%. These two performance measures are three-year relative TSR and three-year cumulative EVA. In 2012, performance vesting was based solely on three-year relative TSR. Our TSR was 26% during 2012, regaining some of the ground lost in 2011. Reflecting this higher starting point and factoring in our uncertainty regarding economic conditions and our ability to complete the pending sale of the OCP and DES businesses and execute our restructuring program, the Committee set the threshold payout level for TSR at the 40th percentile and target payout level for TSR at the 50th percentile for the TSR component of the PUs granted in 2013.

        We believe that the PUs to date have demonstrated the close alignment between our pay and performance, and performance goals have proven robust – the PUs granted for 2009-2011 and 2011-2013 were both cancelled due to poor performance in 2011, resulting in no payout to our executives under this program in two years.

MSUs Address Stockholder Feedback, Reduce Burn Rate and Increase Performance-Based Linkage of LTI Program

        In 2013, we began granting our NEOs market-leveraged stock units (MSUs), which are linked directly to our absolute TSR performance. These MSUs replaced stock options – which, unlike MSUs, are uncapped on the upside – and restricted stock units (RSUs). The Compensation Committee made the decision to transition to MSUs to respond to stockholder feedback regarding our dilution and burn rate and increase the performance-based linkage of our long-term incentive plan. Our burn rate, which was 0.6 at the end of 2013, has declined more than 75% since the end of 2012. With the transition to MSUs in 2013, our long-term incentive plan is even more performance-based and no longer includes time-based restricted stock awards or stock options.

        In making this transition, the Committee recognized the importance of balancing the implementation of a performance-based compensation program with the need to retain executives during a period of major corporate transformation. As noted previously, this transformation included completing the sale of our OCP and DES businesses – which included navigating regulatory challenges that had previously prevented a sale – and delivering more than $100 million of annualized savings from our restructuring program.

        As a result of our specific circumstances, the transition to MSUs allowed us to provide limited downside protection to our executives during a time of major transformation while still providing them with a significant incentive to execute our strategies and deliver increased stockholder value. The MSUs are structured to reward TSR performance. If stockholder value declines by more than 30% during the vesting period, the MSUs provide no value to our executives and are cancelled. On the other extreme, if stockholder value substantially increases during the vesting period, MSUs provide a maximum payout of 200% of the target number of MSUs granted. Having delivered strong TSR in 2013, these MSUs performed as intended by paying out at above-target.

MSUs Represent a Long-term Incentive Opportunity

        MSUs vest over a four-year period, based on our absolute TSR on each annual performance measurement date. Each year, TSR performance is measured from the date of grant, resulting in performance periods of one, two, three and four years rather than four one-year performance periods, as shown in the graph on the following page.

VESTING SCHEDULE FOR 2013 MSU GRANT

        The Committee believes that this vesting schedule, which results in an average performance period of 2.5 years, in combination with our PUs that vest at the end of a three-year period, establishes a balanced long-term incentive program that promotes necessary retention and focuses executives on our long-term success.

        We have a strong executive compensation program and the Compensation Committee has made considerable changes to the program in the past year that strengthen the direct linkages between our executives' incentives, the financial and stock price performance of our Company, and the interests of our stockholders.

Your Board and Compensation Committee request your support on Proposal 2, the advisory vote to approve executive compensation, at our Annual Meeting on April 24.

Reconciliation of Organic Sales Change to GAAP

($ in millions)	2011	2012	2013
Net sales from continuing operations	$5,844.9	$5,863.5	$6,140.0
Organic sales change (1)	1.6%	3.8%	4.8%
Foreign currency translation	2.5%	-3.4%	0.1%

Reported sales change*	4.1%	0.3%	4.7%

*Totals may not sum due to rounding and other factors.

(1) Organic sales change refers to the increase or decrease in sales excluding the estimated impact of currency translation, product line exits, acquisitions and divestitures, and, where applicable, the extra week in the fiscal year. The estimated impact of currency translation is calculated on a constant currency basis, with prior period results translated at current period average exchange rates to exclude the effect of currency fluctuations.

Reconciliation of Non-GAAP Operating Margin to GAAP

($ in millions)	2011	2012	2013

Net sales from continuing operations	$5,844.9	$5,863.5	$6,140.0
Operating income from continuing operations before interest and taxes, as reported	$284.3	$310.5	$422.1
Operating margin, as reported	4.9%	5.3%	6.9%
Non-GAAP Adjustments:
Restructuring costs:
Severance and related costs	$35.0	$49.3	$27.2
Asset impairment, lease and other contract cancellation charges	$8.9	$6.5	$13.1
Other items	$7.7	$13.0	($3.7)
Adjusted operating income from continuing operations before interest and taxes (non-GAAP)	$335.9	$379.3	$458.7
Adjusted operating margin (non-GAAP) (1)	5.7%	6.5%	7.5%

(1) Adjusted operating margin refers to earnings before interest expense and taxes, excluding restructuring costs and other items, as a percentage of sales.

Reconciliation of Adjusted EPS and Adjusted EPS Growth to GAAP

($ in millions)	2011	2012	1-Yr Growth	2013	1-Yr Growth
As reported net income per common share from continuing operations, assuming dilution	$1.33	$1.52		$2.44
Non-GAAP adjustments per common share, net of tax:
Restructuring costs and other items	$0.27	$0.44		$0.24

Adjusted non-GAAP net income per common share from continuing operations, assuming dilution (1)	$1.60	$1.96	22.5%	$2.68	36.7%

($ in millions)	2010 (2)	2011 (2)	1-Yr Growth (2)

As reported net income per common share from continuing operations including DES, assuming dilution	$2.27	$1.45
Non-GAAP adjustments per common share, net of tax:
Restructuring costs and other items	$0.12	$0.29

Adjusted non-GAAP net income per common share from continuing operations including DES, assuming dilution (1)	$2.39	$1.74	-27.2%

(1) Adjusted non-GAAP net income per common shares refers to as reported net income per common share, assuming dilution, adjusted for the tax-effected restructuring costs and other items.

(2) Net income per common share for 2010 was not restated to reflect the classification of the DES business as discontinued operations. As a result, net income per common share growth rate for 2011 includes DES.

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SUPPLEMENTAL INFORMATION REGARDING PROPOSAL 2 (ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION)
Your Board and Compensation Committee request your support on Proposal 2, the advisory vote to approve executive compensation, at our Annual Meeting on April 24.